Exhibit 99.1

          InSite Vision Reports Second Quarter 2007 Financial Results

    ALAMEDA, Calif.--(BUSINESS WIRE)--Aug. 8, 2007--InSite Vision
Incorporated (AMEX:ISV), an ophthalmic therapeutics, diagnostics and drug delivery company, today reported financial results for the three months ended June 30, 2007.

    Net income for the second quarter ended June 30, 2007 is $2.2 million, or $0.02 per share, compared to a net loss of $5.1 million or $ 0.06 per share for the second quarter 2006. The difference was attributed mainly to the recognition of deferred revenue related to the licensing of AzaSite(TM) (1% azithromycin ophthalmic solution) to Inspire Pharmaceuticals and the milestone payment, received following the signing of the agreement and approval of AzaSite(TM) by the FDA on April 27, 2007.

    Research and development (R&D) expenses were $2.1 million for the second quarter 2007, compared to $2.8 million in the same quarter in 2006.

    Selling, general and administrative (SG&A) expenses increased to $2.1 million in the second quarter 2007, compared to $1.7 million in the same quarter in 2006.

    InSite Vision had cash and cash equivalents of $18.9 million at June 30, 2007, compared to $986,000 at December 31, 2006.

    For the six months ended June 30, 2007, the Company reported a net loss of $416,000 or, $0.00 per share compared to a net loss of $10.5 million or $0.12 per share for the six months ended June 30, 2006.

    Research and development expenses decreased to $3.9 million for the first six months of 2007, compared to $6.0 million in the first six months of 2006. This was due largely to a decrease in external service expenses, which had been primarily related to the AzaSite clinical trials, preparation of the related NDA and the filing fee in 2006.

    Selling, general and administrative expenses increased to $3.7 million for the first six months of 2007 compared to $3.4 million in the first six months of 2006.

    "With the approval and imminent launch of AzaSite(TM), InSite Vision is at a pivotal point in our business. By leveraging our DuraSite technology and the revenue from AzaSite commercialization, we believe that we have technological and financial capabilities to expand and advance our product pipeline and lead us to profitability and growth," said S. Kumar Chandrasekaran, PhD, chief executive officer, InSite Vision.

    Conference Call

    Kumar Chandrasekaran, Ph.D., chief executive officer, will host a conference call today beginning at 5:00 p.m. EDT to discuss these results.

    Analysts and investors interested in listening to the conference call may do so by dialing (877) 407-0778 for domestic callers and
(201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing
(877) 660-6853 for domestic callers and (201) 612-7415 for
international callers. All callers will have to enter the account number 286 and conference ID 249189.

    The live conference call will also be webcast and available on the Internet at www.InvestorCalendar.com as well as the Company's website at www.insitevision.com. A recording of the call will be available for 90 days following its completion of the conference call. In addition, this release will be posted to the Company's web site and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

    About InSite Vision Incorporated

    InSite Vision is an ophthalmic company focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision's lead product is AzaSite(TM), a topical anti-infective which targets infections of the eye, which was approved by the FDA in April 2007. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite(R), InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen which is attractive to both the eye-care patient and physician.

    Inspire Pharmaceuticals (NASDAQ:ISPH) has the responsibility to commercialize AzaSite in the U.S. and Canada in accordance with the parties' out-license agreement. InSite plans to pursue additional commercial partnerships during 2007 to address AzaSite market opportunities outside the U.S. and Canada.

    Based on InSite Vision's proprietary DuraSite drug delivery technology, the Company is developing additional anti-infective therapies, including AzaSite Plus, an antibiotic and corticosteroid combination product candidate which has completed Phase 1 trials, where the antibiotic inhibits ocular bacterial proliferation while the corticosteroid allows suppression of the inflammatory response; AzaSite Otic, a product candidate in the AzaSite family currently under development for the treatment of bacterial ear infections; and AzaSite Xtra, a product candidate in the AzaSite family currently under development for expanding the treatment of ocular infection primarily for ex-U.S. markets.

    This news release contains certain statements of a forward-looking nature relating to future events, such as the timing of the anticipated commercialization of AzaSite, the expected benefits of AzaSite, the company's plans to seek additional corporate collaborations to expand AzaSite outside the U.S. and Canada, and the proposed indications and clinical status of the Company's other product candidates. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision's ability to obtain additional funding to continue its operations; its reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the results of clinical trials for its product candidates, including AzaSite Plus, AzaSite Otic and AzaSite Xtra; the ability of InSite Vision to enter into a corporate collaboration for AzaSite outside the U.S. and Canada and with respect to its other product candidates; the ability to commercially launch AzaSite and the timing and success of such a launch; InSite Vision's ability to expand its technology platform to include additional indications; market acceptance of AzaSite; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to AzaSite Plus and ISV-205. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.


                      InSite Vision Incorporated

           Condensed Consolidated Statements of Operations
      For the Three and Six Months Ended June 30, 2007 and 2006
         (in thousands, except per share amounts; unaudited)

                                 Three months ended  Six months ended
                                      June 30,           June 30,
                                   2007     2006     2007      2006
----------------------------------------------------------------------

Revenues, net                   $   6,617 $      - $  7,546  $      1
Cost of revenue                       260        3      263         6
Operating expenses:
  Research and development          2,069    2,822    3,921     5,964
  Selling, general and
   administrative                   2,125    1,745    3,674     3,412
                                 --------- -------- --------- --------
    Total                           4,194    4,567    7,595     9,376
                                 --------- -------- --------- --------
Income (loss) from operations       2,163   (4,570)    (312)   (9,381)
Interest (expense) and other
 income, net                           (4)    (559)    (104)   (1,069)
                                 --------- -------- --------- --------
Net income (loss)               $   2,159 $ (5,129)$   (416) $(10,450)
                                 ========= ======== ========= ========
Net income (loss) per share:
   Basic                        $    0.02 $  (0.06)$  (0.00) $  (0.12)
                                 ========= ======== ========= ========
   Diluted                      $    0.02 $  (0.06)$  (0.00) $  (0.12)
                                 ========= ======== ========= ========
Shares used to calculate net
 loss per share:
   Basic                           94,069   86,848   93,767    85,190
                                 ========= ======== ========= ========
   Diluted                        104,990   86,848   93,767    85,190
                                 ========= ======== ========= ========




                Condensed Consolidated Balance Sheets
                At June 30, 2007 and December 31, 2006
                      (in thousands; unaudited)
                                            June 30,     December 31,
                                              2007          2006
----------------------------------------------------------------------
Assets:
Cash and cash equivalents                $      18,872 $          986
Prepaid expenses and other assets                1,164            870
Deferred debt issuance cost                          -             22
Property and equipment, net              $       1,100            561
                                          ------------- --------------
  Total assets                                  21,136 $        2,439
                                          ============= ==============

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses    $       2,082 $        2,114
Short-term notes payable                             -          6,566
Deferred revenue                                24,799              -
Capital lease obligation                            56             61
Stockholders' deficit                           (5,801)        (6,302)
                                          ------------- --------------
  Total liabilities and stockholders'
   deficit                               $      21,136 $        2,439
                                          ============= ==============

    CONTACT: InSite Vision
             Joyce Strand, 510-747-1220